Exhibit 3.27
CERTIFICATE OF INCORPORATION OF
ACCOMMODATIONS ACQUISITION CORPORATION
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1. The name of the corporation is ACCOMMODATIONS ACQUISITION CORPORATION (the “Corporation”).
2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock with a par value of One Cent ($.01) each.
5. The name and mailing address of the incorporator is Marc N. Bell, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131
6. The corporation is to have perpetual existence.
7. In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have power to make, alter or repeal the by-laws of the Corporation, except as may otherwise be provided by the by-laws.
8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall provide otherwise.
9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.
10. The Corporation reserves the right to amend, after, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of June, 2010.

Marc N. Bell
Sole Incorporator